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                                                                     Exhibit 5.1

                [Letterhead of Ehrenreich Eilenberg & Krause LLP]

                                                                     May 3, 2001


United Rentals, Inc.
Five Greenwich Office Park
Greenwich, Connecticut 06830

             Re:   Registration Statement on Form S-8
                   Relating to 2,000,000 Shares of Common Stock
                   --------------------------------------------

Gentlemen:

         You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement") relating to up to 2,000,000 shares of Common Stock, par value $.01 per share, of United Rentals, Inc. (the "Company"), that may from time to time be issued by the Company pursuant to the plan referenced in the Registration Statement (the "Plan"). Such shares are referred to as the "Plan Shares."

         We have reviewed copies of the Amended and Restated Certificate of Incorporation of the Company (including amendments thereto), the By-laws of the Company, the Registration Statement and exhibits thereto and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth. As to certain questions of fact material to our opinion, we have relied upon the certificate of an officer of the Company and upon certificates of public officials.

         In rendering the opinion set forth below, we have assumed that (i) any awards hereafter granted the Plan will be approved in the manner contemplated by the Plan and (ii) in respect of each Plan Share issued, the Company will receive consideration (cash, property or services) at least equal to the par value of such share.

         Based upon and subject to the foregoing, we are of the opinion that (i) the Plan Shares heretofore issued are duly authorized, validly issued, fully paid and non-assessable and (ii) the Plan Shares hereafter issued, when issued in accordance with the terms of the Plan and any applicable agreement governing the issuance of such shares, will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the reference to us under the caption "Interests of Named Experts and Counsel" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                 Very truly yours,


                                 /S/ Ehrenreich Eilenberg & Krause LLP